UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     John C. Georgiopoulos
     c/o General Maritime Corporation
     35 West 56th Street
     New York, NY  10019

2. Issuer Name and Ticker or Trading Symbol

   General Maritime Corporation ("GMR")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   June 2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Vice President, Chief Administrative Officer and Treasurer


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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                         |        |     | |                 |   |           |                   |      |                           |
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                         |        |     | |                 |   |           |                   |      |                           |
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                         |        |     | |                 |   |           |                   |      |                           |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Options         | $18.00 |6/12/| A  |V| 80,000    | A |(1)  |6/11/|Common      | 80,000| n/a   | 80,000     | D |            |
(right to acquire)    |        |01   |    | |           |   |     |11   |Stock       |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

(1) Options to purchase 16,000 shares of Common Stock became exercisable on June 15, 2001. The remaining options will become exercisable in equal installments on the first four anniversaries of such date.


                                               /s/ John C. Georgiopoulos
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               July 10, 2001
                                               -----------------
                                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
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